EXHIBIT 3.16

FIRST AMENDMENT TO THE
LIMITED LIABILITY COMPANY AGREEMENT
OF
CADEVILLE GAS STORAGE LLC

This First Amendment to Limited Liability Company Agreement (this “Amendment”) of Cadeville Gas Storage LLC, a Delaware limited liability company (the “Company”), is entered into and effective as of April 16, 2012 (the “Effective Date”), by Cadeville Gas Storage Holding LLC, a Delaware limited liability company, as the sole member of the Company (“Cadeville Holdco”).
WHEREAS, Cardinal Gas Storage Partners LLC (“Cardinal”), as the original sole member of the Company, executed the Limited Liability Company Agreement of the Company on May 23, 2008 (the “LLC Agreement”). Capitalized terms used herein but not defined herein shall have the meanings set forth in the LLC Agreement.
WHEREAS, Cadeville Holdco is a direct wholly owned subsidiary of Cardinal.
WHEREAS, Cardinal contributed all of its membership interests in the Company to Cadeville Holdco, making Cadeville Holdco the new sole member of the Company.
WHEREAS, Cadeville Holdco desires to amend the LLC Agreement to reflect that Cadeville Holdco is the sole member of the Company.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cadeville Holdco hereby agrees as follows:
1.Amendment to Reflect New Member. Each reference to “Cardinal Gas Storage Partners LLC” in the LLC Agreement is hereby deleted in its entirety and replaced with “Cadeville Gas Storage Holding LLC”.

2.Amendments to Section 6. Section 6 of the LLC Agreement is hereby amended and restated in its entirety as follows:

“SECTION 6. Limited Liability Company Interests.

(a)As of the date hereof, the Parent holds all outstanding units of limited liability company interest (the “Units”) in the Company.

3.Miscellaneous.

(a)Ratification and Confirmation. Except as expressly amended hereby, the LLC Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

(b)Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule

(whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(c)Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not have any significance in the interpretation of this Amendment.

(d)Entire Agreement. This Amendment and the documents referred to herein set forth the entire understanding and agreement of the parties hereto regarding the subject matter hereof and supersede and replace all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

(e)Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (which counterparts may be delivered by facsimile or .pdf transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers or other duly authorized representatives as of the date first above written.
CADEVILLE GAS STORAGE HOLDING LLC
By:    /s/ Dan Hannon
Name:    Dan Hannon
Title:    CFO
Acknowledged and Agreed:
CADEVILLE GAS STORAGE LLC
By:    /s/ Dan Hannon
Name:    Dan Hannon
Title:    CFO

CARDINAL GAS STORAGE PARTNERS LLC
By:    /s/ Dan Hannon
Name:    Dan Hannon
Title:    CFO